                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                            MONACO COACH CORPORATION
- --------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
- --------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   60886R-10-3
                        ---------------------------------
                                 (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liberty Partners, L.P.
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY


- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA - DE
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       1,125,881
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   1,125,881
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,125,881
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          25.5%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          PN
- --------------------------------------------------------------------------------

CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Liberty Capital Partners, Inc.
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY

- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA - DE
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       1,125,881
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   1,125,881
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,125,881
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          25.5%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          CO
- --------------------------------------------------------------------------------

CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liberty Investment Partners
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY


- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA - DE
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       151,050
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   151,050
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          151,050
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.0%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          PN
- --------------------------------------------------------------------------------

CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter E. Bennet
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY


- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       1,276,931
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   1,276,931
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,276,931
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          28.9%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          IN
- --------------------------------------------------------------------------------

CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael J. Kluger
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY


- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                   1,000
 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       1,276,931
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH                        1,000
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   1,276,931
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,277,931
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          28.9%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          IN
- --------------------------------------------------------------------------------

CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Carl E. Ring, Jr.
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY


- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       1,276,931
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   1,276,931
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,276,931
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          28.9%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          IN
- --------------------------------------------------------------------------------

CUSIP NO. 60886R-10-3                  13G                 PAGE     of     PAGES
          -----------                                          -----  -----
- --------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paul J. Huston
- --------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
- --------------------------------------------------------------------------------
 3   SEC USE ONLY


- --------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OR ORGANIZATION

          USA
- --------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                   1,000
 NUMBER OF               -------------------------------------------------------
   SHARE                 6    SHARED VOTING POWER
BENEFICIALLY                       1,276,931
OWNED BY EACH            -------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
PERSON WITH                        1,000
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                   1,276,931
- --------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,277,931
- --------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- --------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          28.9%
- --------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

          IN
- --------------------------------------------------------------------------------

Item 1.  NAME OF AND ADDRESS OF ISSUER.

          Monaco Coach Corporation
          91320 Coburg Industrial Way
          Coburg, Oregon  97408

ITEMS 2(a)-(c).  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

     This Statement is filed by Liberty Partners, L.P. ("LP"), its general partner, Liberty Capital Partners, Inc. ("LCP"), Liberty Investment Partners II ("LIP"), and Carl E. Ring ("Ring"), Peter E. Bennet ("Bennet"), Paul J. Huston ("Huston") and Michael J. Kluger ("Kluger"), who are officers and stockholders of LCP and general partners of LIP (collectively, the "Managers"). The business address of LP, LCP, LIP and the Managers is 1177 Avenue of the Americas, New York, New York 10036. LP and LIP are Delaware limited partnerships; LCP is a Delaware corproation; and Ring, Bennet, Huston and Kluger are U.S. citizens.

     LP, LCP, LIP and the Managers are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons."

ITEMS 2(d) AND (e).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

          Common Stock, CUSIP # 60886R-10-3

ITEM 3.   NOT APPLICABLE.

ITEM 4.   OWNERSHIP.

          Of the shares that are the subject matter of this filing one million one hundred twenty-five thousand eight hundred eighty-one shares (1,125,881) of Common Stock are held of record by the State Board of Administration of Florida ("SBA"). LCP is the general partner of LP, who has sole voting and investment power over these shares. Additionally, LIP, over which the Managers share voting power, owns 151,050 shares of Common Stock.


     (a)  See Row 9 for the amount beneficially owned by each Reporting Person.
     (b) See Row 11 for the percentage of class beneficially owned by each Reporting Person.
     (c) See Rows 5-8 for the voting and disposition power of each Reporting Person.

ITEM 5.   NOT APPLICABLE.

ITEM 6.   NOT APPLICABLE.

ITEM 7.   NOT APPLICABLE.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

     The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

ITEM 9.   NOT APPLICABLE.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:    June 18, 1996
       -------------------



                                        /s/ Peter E. Bennet
                                        -------------------------
                                        Peter E. Bennet, individually, and on
                                        behalf of LCP in his capacity as an
                                        officer thereof which is the general
                                        partner of LP, and on behalf of LIP in
                                        his capacity as a general partner
                                        therof.



                                        /s/ Paul J. Huston
                                        -------------------------
                                        Paul J. Huston, individually, on behalf
                                        of LCP in his capacity as an officer
                                        thereof which is the general partner of
                                        LP, and on behalf of LIP in his capacity
                                        as a general partner therof.



                                        /s/ Michael J. Kluger
                                        -------------------------
                                        Michael J. Kluger, individually, on
                                        behalf of LCP in his capacity as an
                                        officer thereof which is the general
                                        partner of LP, and on behalf of LIP in
                                        his capacity as a general partner
                                        therof.



                                        /s/ Carl E. Ring, Jr.
                                        -------------------------
                                        Carl E. Ring, Jr., individually, and on
                                        behalf of LCP in his capacity as an
                                        officer thereof which is the general
                                        partner of LP, and on behalf of LIP in
                                        his capacity as a general partner
                                        therof.

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Monaco Coach Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

     This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated:    June 18, 1996
       -------------------



                                        /s/ Carl E. Ring, Jr.
                                        -------------------------
                                        Carl E. Ring, Jr., individually, and on
                                        behalf of LCP in his capacity as an
                                        officer thereof which is the general
                                        partner of LP, and on behalf of LIP in
                                        his capacity as a general partner
                                        therof.



                                        /s/ Peter E. Bennet
                                        -------------------------
                                        Peter E. Bennet, individually, on behalf
                                        of LCP in his capacity as an officer
                                        thereof which is the general partner of
                                        LP, and on behalf of LIP in his capacity
                                        as a general partner therof.



                                        /s/ Paul J. Huston
                                        -------------------------
                                        Paul J. Huston, individually, on behalf
                                        of LCP in his capacity as an officer
                                        thereof which is the general partner of
                                        LP, and on behalf of LIP in his capacity
                                        as a general partner therof.



                                        /s/ Michael J. Kluger
                                        -------------------------
                                        Michael J. Kluger, individually, on
                                        behalf of LCP in his capacity as an
                                        officer thereof which is the general
                                        partner of LP, and on behalf of LIP in
                                        his capacity as a general partner
                                        therof.